Execution Copy

UBS SECURITIES LLC 299 Park Avenue New York, New York 10171	BANC OF AMERICA SECURITIES LLC 100 Federal Street Boston, MA 02110

UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, Connecticut 06901	BANK OF AMERICA, N.A. 750 Walnut Avenue Cranford, NJ 07016

September 2, 2005

Ventiv Health, Inc.
Vantage Court North
200 Cottontail Lane
Somerset, NJ 08873

Attention:  John Emery

Bank Facilities Commitment Letter

Ladies and Gentlemen:

You have advised UBS Loan Finance LLC (“UBS”), UBS Securities LLC (“UBSS”), Bank of America, N.A. (“Bank of America”) and Banc of America Securities LLC (“BAS”) and, together with UBS, UBSS and Bank of America “we” or “us”) that you propose to acquire (the “Acquisition”) inChord Communications Inc. (the “Acquired Business”) from its existing shareholders (collectively, “Seller”). The Acquisition will be effected pursuant to a stock purchase agreement (the “Acquisition Agreement”) between you (“Borrower”) and Seller. All references to “dollars” or “$” in this agreement and the attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars. All references to “Borrower” or “Borrower and its subsidiaries” for any period from and after consummation of the Acquisition shall include the Acquired Business.

We understand that the sources of funds required to fund the Acquisition consideration, to pay fees, commissions and expenses of up to $7.5 million in connection with the Transactions (as defined below) and to provide ongoing working capital requirements of Borrower and its subsidiaries following the Transactions will include:

•
senior secured credit facilities consisting of (i) a senior secured term loan facility to Borrower of $175.0 million (the “Term Loan B Facility”), as described in the Bank Facilities Summary of Principal Terms and Conditions attached hereto as Annex I (the “Term Sheet”) and (ii) a senior secured revolving credit facility to Borrower of $50.0 million (the “Revolving Credit Facility” and, together with the Term Loan B Facility, the “Bank Facilities” or the “Facilities”), as described in the Term Sheet; none of the Revolving Credit Facility will be drawn immediately after giving effect to the Transactions.

•
common equity of the existing management of the Acquired Business exchanged for not less than $12.5 million of common equity of the Borrower on terms and conditions reasonably satisfactory to us (the “Rollover Equity”).

No other financing will be required for the uses described above. Immediately following the Transactions, neither Borrower nor any of its subsidiaries will have any indebtedness or preferred equity other than the Bank Facilities and up to $40.0 million of capitalized leases. As used herein, the term “Transactions” means the Acquisition, the initial borrowings under the Bank Facilities, the Rollover Equity and the payments of fees, commissions and expenses in connection with each of the foregoing.

Commitments.

You have requested that UBS and Bank of America commit to provide 80% and 20%, respectively, of the Facilities and that UBSS and BAS agree to structure, arrange and syndicate the Facilities.

Each of UBS and Bank of America is pleased to advise you of its several commitment to provide 80% and 20%, respectively, of the Bank Facilities to Borrower upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. The commitment of UBS, Bank of America and each other Lender (as defined below) hereunder is subject to the negotiation, execution and delivery of definitive documentation (the “Bank Documentation”) with respect to the Bank Facilities reasonably satisfactory to UBS, Bank of America and the other Lenders reflecting, among other things, the terms and conditions set forth in the Term Sheet, in Annex II hereto (the “Conditions Annex”) and in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Facilities (the “Fee Letter”). You agree that the closing date of the Transactions and the concurrent closing of the Facilities (the “Closing Date”) shall be a date mutually agreed upon between you and us, but in any event shall not occur until the terms and conditions hereof and in the Term Sheet and the Conditions Annex (including the conditions to initial funding) have been satisfied.

Syndication.

It is agreed that UBSS will act as advisor, joint lead arranger and sole and exclusive bookmanager for the Facilities, and, in consultation with you and BAS, will exclusively manage the syndication of the Facilities, and will, in such capacities, perform the duties and exercise the authority customarily associated with such roles. It is agreed that BAS will be given the title of joint lead arranger for the Facilities, and Bank of America will be given the title of syndication agent. It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to any of the Facilities outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in such Facilities, in each case unless you and we so agree.

Each of UBS and Bank of America reserves the right, prior to or after execution of the Bank Documentation, in consultation with you, to syndicate all or a portion of its commitment to one or more institutions that will become parties to the Bank Documentation (UBS, Bank of America and the institutions becoming parties to the Bank Documentation with respect to all or a portion of the Bank Facilities, the “Lenders”). Upon any such additional Lender issuing its commitment to provide a portion of any Facility, UBS and Bank of America shall be released from a portion of their respective commitments in respect of such Facility in an aggregate amount (80%/20%, respectively) equal to the commitment of such Lender.

UBSS will exclusively manage all aspects of the syndication of the Facilities, including selection of additional Lenders, determination of when UBSS will approach potential additional Lenders, awarding of any naming rights and the final allocations of the commitments in respect of the Facilities among the additional Lenders. You agree to, and to use commercially reasonable efforts to cause the Acquired Business to (including with a covenant to such effect in the Acquisition Agreement), actively assist UBSS in achieving a timely syndication of the Facilities that is reasonably satisfactory to UBSS, BAS and the Lenders participating in such Facilities. To assist UBSS in its syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause the Acquired Business and its representatives and advisors to, (a) promptly prepare and provide all financial and other information as we may reasonably request with respect to you, Borrower, the Acquired Business, their respective subsidiaries and the transactions contemplated hereby, including but not limited to financial projections (the “Projections”) relating to the foregoing, (b) provide copies of any due diligence reports or memoranda prepared at the direction of Borrower or any of its affiliates by legal, accounting, tax or other advisors in connection with the Acquisition (subject to the delivery of customary non-disclosure agreements reasonably acceptable to UBS), (c) use commercially reasonable efforts to ensure that such syndication efforts benefit materially from existing lending relationships of Borrower, the Acquired Business and their respective subsidiaries, (d) make available to prospective Lenders senior management and advisors of the Acquired Business and its subsidiaries, (e) host, with UBSS, one or more meetings with prospective Lenders under each of the Facilities, (f) assist UBSS in the preparation of one or more confidential information memoranda satisfactory to UBSS and other marketing materials to be used in connection with the syndication of each of the Facilities and (g) obtain, at your expense, monitored public ratings of the Facilities from Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) at least 21 days prior to the Closing Date and to participate actively in the process of securing such ratings, including having senior management of Borrower and using commercially reasonable efforts to have senior management of the Acquired Business meet with such rating agencies.

At our request, you agree to prepare a version of the information package and presentation and other marketing materials to be used in connection with the syndication that do not contain material non-public information concerning Borrower or the Acquired Business, their respective affiliates or their securities. In addition, you agree that unless specifically labeled “Private — Contains Non-Public Information,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Facilities, whether through an Internet website (including, without limitation, an IntraLinks workspace), electronically, in presentations at meetings or otherwise, will contain any material non-public information concerning Borrower or the Acquired Business, their respective affiliates or their securities.

Information.

You hereby represent and covenant that (a) all information (other than the Projections and other general economic information) that has been or will be made available to us or any of the Lenders by you, Borrower, the Acquired Business or any of your or their respective representatives in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading and (b) the Projections that have been or will be made available to us or any of the Lenders by you, the Acquired Business or any of your or its representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved). You agree to supplement the Information and the Projections from time to time and agree to promptly advise us and the Lenders of all developments materially affecting Borrower, the Acquired Business, any of their respective subsidiaries or affiliates or the transactions contemplated hereby or the accuracy of Information and Projections previously furnished to us or any of the Lenders. You acknowledge that we may share with any of our affiliates that have a business reason to receive the information, and such affiliates may share with us, any information related to Borrower, the Acquired Business, or any of their respective subsidiaries or affiliates (including, without limitation, information relating to creditworthiness) and the transactions contemplated hereby. We will maintain and cause our affiliates to maintain the confidentiality of all proprietary and confidential information of Borrower and its affiliates in accordance with our standard procedures for confidential information and to the same degree as we protect our similar information.

Compensation.

As consideration for the commitments of the Lenders hereunder with respect to the Facilities and the agreement of UBSS and BAS to structure, arrange and syndicate the Facilities and, with respect to UBSS only, to provide advisory services in connection therewith, you agree to pay, or cause to be paid, the fees set forth in the Term Sheet and the Fee Letter. Once paid, such fees shall not be refundable under any circumstances.

Conditions.

The several commitments of UBS and Bank of America hereunder with respect to each of the Facilities and UBSS’s and BAS’s agreements to perform the services described herein may be terminated by UBS or BAS if (i) any information submitted to UBS or Bank of America by or on behalf of Borrower, the Acquired Business or any of their respective subsidiaries or affiliates is inaccurate, incomplete or misleading in any respect determined by UBS to be material and adverse; (ii) there shall be any pending or threatened material litigation or other proceedings (private or governmental) with respect to any of the transactions contemplated hereby that would reasonably be expected to restrain, prevent or impose material burdensome conditions on such transactions; (iii) any change shall occur since December 31, 2004, or any additional information shall be disclosed to or discovered by UBS or Bank of America (including, without limitation, information contained in any review or report required to be provided to it in connection herewith), which UBS determines has had, or more likely than not in the foreseeable future would have, a material adverse effect on the business or the consolidated financial condition or results of operations of the Acquired Business and its subsidiaries, taken together as a whole, excluding any such effect resulting from or arising out of (a) changes or conditions generally affecting the United States economy or financial markets or (b) the execution or performance of the Acquisition Documents or the announcement thereof; and (iv) any condition set forth in either the Term Sheet or the Conditions Annex is not satisfied or any covenant or agreement in this Commitment Letter or the Fee Letter is not complied with.

Clear Market.

From the date of this Commitment Letter until our completion of a “Successful Syndication” (as defined in the Fee Letter) of each of the Facilities you will ensure that no financing for Borrower, the Acquired Business or any of your or their respective subsidiaries or affiliates is announced, syndicated or placed without the prior written consent of UBS if such financing, syndication or placement would have, in the reasonable judgment of UBS, a detrimental effect upon the transactions contemplated hereby.

Indemnity and Expenses.

By your acceptance below, you hereby agree to indemnify and hold harmless each of us and the other Lenders and our and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) that arise out of or in connection with this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter, the Facilities or any of the transactions contemplated hereby or thereby or the providing or syndication of the Facilities (or the actual or proposed use of the proceeds thereof), and to reimburse each Indemnified Person promptly upon its written demand for any legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such loss, claim, cost, expense, damage, liability or action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding); provided that any such obligation to indemnify, hold harmless and reimburse an Indemnified Person shall not be applicable to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person and provided further in no event will the foregoing indemnification and reimbursement obligations apply to any losses, claims, costs, expenses, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) relating to, arising out of or in connection with any breach of a contractual relationship between UBSS or any of its affiliates, on the one hand, and the Acquired Business and its affiliates, on the other hand, or any written confidentiality or other written obligations or duties (collectively, the “Existing Obligations”) among such persons, provided further however that nothing herein shall limit, reduce or adversely affect in any way or diminish any rights UBS or any of its affiliates may have under the Existing Obligations, including without limitation, any indemnification, expense reimbursement, hold harmless, exculpation or similar rights that UBS or any of its affiliates may have been granted by the Acquired Business or any of its affiliates in contract, by operation of law or otherwise, including further without limitation, in the case of UBS, pursuant to the Engagement Letter dated April 1, 2005. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Person.

You shall not be liable for any settlement of any such proceeding effected without your written consent, but if settled with such consent or if there shall be a final judgment against an Indemnified Person, you shall, subject to the proviso in the preceding sentence, indemnify such Indemnified Person from and against any loss or liability by reason of such settlement or judgment. You shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Person. None of us or any other Lender (or any of their respective affiliates) shall be responsible or liable to Borrower, or (following completion of the acquisition of the Acquired Business by the Borrower) the Acquired Business or any of their respective subsidiaries, affiliates or stockholders or any other person or entity for any indirect, punitive or consequential damages which may be alleged as a result of this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter, the Facilities or the transactions contemplated hereby or thereby. In addition, you hereby agree to reimburse us and each of the Lenders from time to time upon demand for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses of UBS, UBSS, Bank of America and BAS, appraisal, consulting and audit fees, and printing, reproduction, document delivery, travel, communication and publicity costs) incurred in connection with the syndication and execution of the Facilities, and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Term Sheet, the Conditions Annex, the Fee Letter, the Bank Documentation and the administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver), whether or not the Closing Date occurs or any Bank Documentation is executed and delivered or any extensions of credit are made under either of the Facilities.

Confidentiality.

This Commitment Letter is furnished for your benefit, and may not be relied on by any other person or entity. This Commitment Letter is delivered to you upon the condition that neither the existence of this Commitment Letter, the Term Sheet, the Conditions Annex or the Fee Letter nor any of their contents shall be disclosed by you or any of your affiliates, directly or indirectly, to any other person, except that such existence and contents may be disclosed (i) as may be compelled in a judicial or administrative proceeding or as otherwise required by law and (ii) to your directors, officers, employees, legal counsel and accountants, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby. In addition, this Commitment Letter, the Term Sheet and the Conditions Annex (but not the Fee Letter) may be disclosed to the Acquired Business, Seller and their respective directors, officers, employees, advisors and agents, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby.

Other Services; etc.

You acknowledge and agree that we and/or our respective affiliates may be requested to provide additional services with respect to Borrower, the Acquired Business and/or their respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit us or any of our respective affiliates to provide any services other than as set out herein. You acknowledge that UBSS is acting as financial advisor to the Acquired Business in connection with various matters, including the Transactions.

You acknowledge and agree that in connection with all aspects of each transaction contemplated hereby, you and each of UBS, UBSS, Bank of America and BAS (and any affiliate through which any of the foregoing may be acting (each, a “Transaction Affiliate”)) have an arms-length business relationship that creates no fiduciary duty on the part of any of UBS, UBSS, Bank of America or BAS or any Transaction Affiliate, and each expressly disclaims any fiduciary relationship.

Governing Law, Etc.

This Commitment Letter and the commitment of the Lenders shall not be assignable by you without the prior written consent of us and the Lenders, and any purported assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any persons other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnity and Expenses,” each Indemnified Person. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter is hereby waived. You hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

Patriot Act.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and the other Lenders may be required to obtain, verify and record information that identifies Borrower and the Acquired Business, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and the Lenders.

Please indicate your acceptance of the terms hereof and of the Term Sheet, the Conditions Annex and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on September 6, 2005 (the “Deadline”). This Commitment Letter and the commitments of the Lenders hereunder and the agreement of UBS, UBSS, Bank of America and BAS to provide the services described herein are also conditioned upon your acceptance hereof and of the Fee Letter, and our receipt of executed counterparts hereof and thereof on or prior to the Deadline. Upon the earliest to occur of (A) the execution and delivery of the Bank Documentation by all of the parties thereto, (B) October 31, 2005, if the Bank Documentation shall not have been executed and delivered by all such parties prior to that date and (C) if earlier than (B), the date of termination of the Acquisition Agreement, this Commitment Letter and the commitments of the Lenders hereunder and the agreements of UBS, UBSS, Bank of America and BAS to provide the services described herein shall automatically terminate unless the Lenders, UBS, UBSS, Bank of America and BAS shall, in their discretion, agree to an extension. The compensation, expense reimbursement, confidentiality, indemnification and governing law and forum provisions hereof and in the Term Sheet and the Fee Letter shall survive termination of (i) this Commitment Letter (or any portion hereof) and (ii) any or all of the commitments of the Lenders hereunder. The provisions under the headings “Syndication” and “Clear Market” above shall survive the execution and delivery of the Bank Documentation.

Reference is made to that certain commitment letter (including the documents incorporated by reference therein and annexes thereto, the “Original Commitment Letter”), dated as of August 16, 2005, by and among each of the parties hereto. Upon your execution and delivery of this Commitment Letter, the commitments under the Original Commitment Letter shall terminate and the Original Commitment Letter, other than your obligations set forth under the heading “Indemnity and Expenses” which shall continue in full force and effect, shall terminate and the Original Commitment Letter shall be of no further force and effect and the provisions of this Commitment Letter shall thereafter be binding upon you and the other parties hereto in accordance with its terms.

[Signature Page Follows]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

UBS LOAN FINANCE LLC

By:	/s/ Shan H. Kassab
Name: Shan H. Kassab
Title: Director

By:	/s/ Warren Jervey
Name: Warren Jervey
Title: Director and Counsel Region Americas Lega

UBS SECURITIES LLC

By:	/s/ Shan H. Kassab
Name: Shan H. Kassab
Title: Director

By:	/s/ Warren Jervey
Name: Warren Jervey
Title: Director and Counsel Region Americas Legal

BANK OF AMERICA, N.A.

By:	/s/ David J. Bardwil
Name: David J. Bardwil
Title: Senior Vice President

BANC OF AMERICA SECURITIES LLC

By:	/s/ Mark M. Andrew
Name: Mark M. Andrew
Title: Principal

Accepted and agreed to as of
the date first written above:

VENTIV HEALTH, INC.

By:	/s/ John Emery
Name: John Emery
Title: Chief Financial Officer

ANNEX I

BANK FACILITIES

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

Borrower:
Ventiv Health, Inc. (or a subsidiary thereof reasonably acceptable to the Arrangers, in which event Ventiv Health, Inc. shall be a guarantor) (“Borrower”). (It is assumed herein that “Borrower” will be Ventiv Health Inc.)

Sole Book Manager:	UBS Securities LLC (“UBSS”).

Joint Lead Arrangers:	UBSS and Banc of America Securities LLC (“BAS”; and, together with UBSS, the “Arrangers”).

Lenders:	A syndicate of banks, financial institutions and other entities, including UBS Loan Finance LLC (“UBS”), arranged by UBSS (collectively, the “Lenders”).

Administrative Agent, Collateral Agent and Issuing Bank:	UBS AG, Stamford Branch.

Syndication Agent:	Bank of America, N.A.

Swingline Lender:	UBS Loan Finance LLC.

Type and Amount of Facilities:	Term Loan B Facility:

Term Loan B Facility (the “Term Loan B Facility”) in an aggregate principal amount of $175.0 million.

Revolving Credit Facility:

A revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $50.0 million.

The Term Loan B Facility and the Revolving Credit Facility are herein referred to collectively as the “Bank Facilities” or the “Facilities.”

___________________
[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached. See rider for accordion feature, if applicable.

Purpose:
Proceeds of the Term Loan B Facility will be used on the Closing Date to finance a portion of the Acquisition consideration and to pay fees, commissions and expenses in connection therewith. Following the Closing Date, the Revolving Credit Facility will be used by Borrower and its subsidiaries for working capital and general corporate purposes.

Uncommitted Increase in Bank Facilities:
The Bank Documentation will permit Borrower to incur up to $50.0 million aggregate principal amount of additional term loans and/or revolving loans under the Bank Facilities on terms and conditions to be mutually agreed.

Closing Date:	The date of the closing of the Acquisition, but not later than October 31, 2005.

Maturity Dates:	Term Loan B Facility: 6 years from the Closing Date.

Revolving Credit Facility: 5 years from the Closing Date.

Availability:
Term Loan B Facility: Upon satisfaction or waiver of conditions precedent to drawing to be specified in the Bank Documentation, a single drawing may be made on the Closing Date of the full amount of the Term Loan B Facility.

Revolving Credit Facility: Upon satisfaction or waiver of conditions precedent to drawing to be specified in the Bank Documentation, borrowings may be made at any time after the Closing Date to but excluding the business day preceding the maturity date of the Revolving Credit Facility.

Letters of Credit:
Up to $2.0 million of the Revolving Credit Facility will be available for letters of credit, on terms and conditions to be set forth in the Bank Documentation. Each letter of credit shall expire not later than the earlier of (i) 12 months after its date of issuance and (ii) the fifteenth day prior to the Maturity Date of the Revolving Credit Facility.

Drawings under any letter of credit shall be reimbursed by Borrower on the same business day. To the extent that Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Credit Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Credit Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Swingline Facility:	Up to $5.0 million of the Revolving Credit Facility will be available for swingline borrowings, on terms and conditions to be set forth in the Bank Documentation.

Except for purposes of calculating the commitment fee described below, any swingline borrowings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.

Amortization:	Term Loan B Facility: The Term Loan B Facility will amortize in equal quarterly installments in annual amounts set forth below:

Year 1	1.0%
Year 2	1.0%
Year 3	1.0%
Year 4	1.0%
Year 5	1.0%
Year 6	95.0%

Revolving Credit Facility:	None.

Interest:	At Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, as described below (except that all swingline borrowings will accrue interest based on the Base Rate):

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears. The Base Rate is defined as the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1% and the prime commercial lending rate of UBS AG, as established from time to time at its Stamford Branch.

Base Rate borrowings (other than swingline borrowings) will require one business day’s prior notice and will be in minimum amounts to be agreed upon.

B. LIBOR Option

Interest will be determined for periods to be selected by Borrower (“Interest Periods”) of one, two, three or six months and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin. LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

Default Interest and Fees:
During the continuance of an event of default, interest will accrue (i) in the case of principal, interest or premium (if any) on any loan at a rate of 2.0% per annum plus the rate otherwise applicable to such loan and (ii) in the case of any other amount, at a rate of 2.0% per annum plus the non-default interest rate then applicable to Base Rate loans under the Revolving Credit Facility. Default interest shall be payable on demand.

Interest Margins:	The applicable Interest Margins (in basis points) with respect to the Term Loan B Facility and the Revolving Credit Facility will be as set forth in the grid below:

Rating of the Bank Facilities	Term Loan B Facility LIBOR Loans	Term Loan B Facility Base Rate Loans	Revolving Credit Facility LIBOR Loans	Revolving Credit Facility Base Rate Loans
At least BB by S&P and Ba2 by Moody’s (in each case with a stable or better outlook)	150	50	125	25
At least BB- by S&P and Ba3 by Moody’s (in each case with a stable or better outlook)	175	75	150	50
If neither of the foregoing ratings requirements are achieved	200	100	175	75

Commitment Fee:
A Commitment Fee shall accrue on the unused amounts of the commitments under the Revolving Credit Facility. Such Commitment Fee will initially be 0.375% per annum. Accrued Commitment Fees will be payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders from the Closing Date.

Letter of Credit Fees:
Borrower will pay (i) the Issuing Bank a fronting fee equal to 25 basis points per annum and (ii) the Lenders under the Revolving Credit Facility letter of credit participation fees equal to the Applicable Margin for LIBOR Loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding letters of credit. In addition, Borrower will pay the Issuing Bank customary issuance fees.

Mandatory Prepayments:
Loans shall be prepaid and/or commitments reduced (in the order set forth below) in an amount equal to (a) 100% of the net proceeds received from the sale or other disposition of all or any part of the assets of Borrower or any of its subsidiaries after the Closing Date other than sales of inventory in the ordinary course of business and other exceptions to be agreed, (b) 100% of the net proceeds received by Borrower or any of its subsidiaries from the issuance of debt or preferred stock after the Closing Date, with exceptions to be agreed, (c) 100% of all casualty and condemnation proceeds in excess of amounts applied promptly to replace or restore any properties in respect of which such proceeds are paid to Borrower and its subsidiaries and (d) 50% of excess cash flow of Borrower and its subsidiaries (to be defined in a manner to be agreed), with step downs based on leverage to be agreed.

There will be no prepayment penalties (except LIBOR breakage costs) for mandatory prepayments.

Optional Prepayments:
Permitted in whole or in part, with prior notice but without premium or penalty (except LIBOR breakage costs) and including accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments.

Application of Prepayments:
Mandatory and optional prepayments will first be applied to the Term Loan B Facility and be applied to the scheduled amortization thereof on a pro rata basis. If the Term Loan B Facility has been repaid in full, the amount of any remaining prepayments made shall be applied to reduce commitments under the Revolving Credit Facility (and to repay loans thereunder and/or cash collateralize letters of credit, in each case, in an amount equal to the excess of the aggregate amount of such loans and letters of credit over the commitment thereunder as so reduced).

Guarantees:
The Bank Facilities will be fully and unconditionally guaranteed on a joint and several basis by all of the existing and future direct and indirect subsidiaries of Borrower (collectively, the “Guarantors”), subject to exceptions for foreign subsidiaries to the extent such guarantees would be prohibited by applicable law or would result in materially adverse tax consequences.

Security:
The Bank Facilities and any hedging obligations to which a Lender or an affiliate of a Lender is a counterparty will be secured by perfected first priority pledges of all of the equity interests of Borrower and each of Borrower’s direct and indirect subsidiaries, and perfected first priority security interests in and mortgages on all tangible and intangible assets (including, without limitation, accounts receivable, inventory, equipment, general intangibles, intercompany notes, insurance policies, investment property, intellectual property, real property, cash and proceeds of the foregoing) of Borrower and the Guarantors, wherever located, now or hereafter owned, except, in the case of any foreign subsidiary, to the extent such pledge would be prohibited by applicable law or would result in materially adverse tax consequences, and subject to such other exceptions as are agreed.

Conditions to Initial Borrowings:	Conditions precedent to initial borrowings under the Bank Facilities will include those set forth in the Commitment Letter and in Annex II to the Commitment Letter.

Conditions to Each Borrowing:
Conditions precedent to each borrowing or issuance under the Bank Facilities will be those customary for a transaction of this type and others determined by UBS to be appropriate, including, (1) the absence of any continuing default or event of default, (2) the accuracy of all representations and warranties, (3) receipt of a customary borrowing notice or letter of credit request, as applicable, and (4) there being no legal bar to the lenders making the loan or the issuance.

Representations and Warranties:
Representations and warranties will apply to Borrower and its subsidiaries, will be subject to materiality levels and/or exceptions to be negotiated and reflected in the Bank Documentation, and will include (without limitation):

Accuracy and completeness of financial statements; pro forma financial statements; absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of the Bank Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; solvency; accuracy and completeness of disclosure; Patriot Act compliance; and creation and perfection of security interests.

Affirmative Covenants:
Affirmative covenants will apply to Borrower and its subsidiaries, will be subject to thresholds and/or exceptions to be negotiated and reflected in the Bank Documentation and will include (without limitation):

Delivery of certified quarterly and audited annual financial statements, monthly management reports, reports to shareholders, notices of defaults, litigation and other material events, budgets and other information customarily supplied in a transaction of this type; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with all applicable laws and regulations (including, without limitation, environmental matters, taxation and ERISA) and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; agreement to hold annual meetings of Lenders; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Negative Covenants:
Negative covenants will apply to Borrower and its subsidiaries and will be subject to thresholds and/or exceptions to be negotiated and reflected in the Bank Documentation and will include (without limitation):

	1.	Limitation on dispositions of assets and changes of business and ownership.

	2.	Limitation on mergers and acquisitions.

	3.	Limitations on dividends, stock repurchases and redemptions and other restricted payments.

4.
Limitation on indebtedness (including guarantees and other contingent obligations) and preferred stock and prepayment, amendment and redemption thereof, subject to appropriate exceptions for ordinary course capitalized leases and other obligations.

	5.	Limitation on loans and investments.

	6.	Limitation on liens and further negative pledges.

	7.	Limitation on transactions with affiliates.

	8.	Limitation on sale and leaseback transactions.

	9.	Limitation on operating leases.

	10.	Maintenance of holding companies and/or any inactive subsidiaries as passive, non-operating enterprises.

11.
No modification or waiver of material documents (including, without limitation, charter documents of Borrower and its subsidiaries) in any manner materially adverse to the Lenders without the consent of the Requisite Lenders.

	12.	No change to fiscal year.

Financial Covenants:	Financial covenants will apply to Borrower and its consolidated subsidiaries and will include (without limitation):

	1.	Minimum interest coverage ratio.

	2.	Maximum leverage ratio.

	3.	Minimum fixed charge coverage ratio.

Events of Default:
Events of default will be subject to materiality levels, default triggers, cure periods and/or exceptions to be negotiated and reflected in the Bank Documentation and will include (without limitation) the following: nonpayment, breach of representations and covenants, cross-defaults, loss of lien on collateral, invalidity of guarantees, bankruptcy and insolvency events, ERISA events, judgments and change of ownership or control (to be defined).

Assignments and Participations:
Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under one or more of the Bank Facilities. Assignments will require payment of an administrative fee to the Administrative Agent and the consent of the Administrative Agent and, in the case of an assignment of commitments in respect of the Revolving Credit Facility, Borrower, which consents shall not be unreasonably withheld; provided that (i) no consents shall be required for an assignment to an existing Lender or an affiliate of an existing Lender and (ii) no consent of Borrower shall be required during a default or prior to the completion of the primary syndication of the Bank Facilities (as determined by UBSS). In addition, each Lender may sell participations in all or a portion of its loans and commitments under one or more of the Bank Facilities; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Bank Facilities (except as to certain basic issues).

Expenses and Indemnification:
All reasonable out-of-pocket expenses (including but not limited to reasonable legal fees and expenses and expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) of UBS, UBSS, Bank of America, BAS, the Administrative Agent, the Collateral Agent and the Issuing Bank associated with the syndication of the Bank Facilities and with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of the documentation contemplated hereby are to be paid by Borrower. In addition, all out-of-pocket expenses (including but not limited to reasonable legal fees and expenses) of the Lenders and the Administrative Agent for workout proceedings, enforcement costs and documentary taxes associated with the Bank Facilities are to be paid by Borrower.

Borrower will indemnify the Lenders, UBS, UBSS, Bank of America, BAS, the Administrative Agent, the Collateral Agent and the Issuing Bank and their respective affiliates, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to reasonable legal fees and expenses) and liabilities arising out of or relating to the transactions contemplated hereby and any actual or proposed use of the proceeds of any loans made under the Bank Facilities; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final judgment of a court of competent jurisdiction to have been incurred solely by reason of the gross negligence or willful misconduct of such person.

Yield Protection, Taxes and Other Deductions:
The Bank Documentation will contain yield protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of LIBOR, breakage losses, reserve and capital adequacy requirements.

All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office). The Lenders will use commercially reasonable efforts to minimize to the extent possible any applicable taxes and Borrower will indemnify the Lenders and the Administrative Agent for such taxes paid by the Lenders and the Administrative Agent, as the case may be.

Required Lenders:
Lenders holding at least a majority of total loans and commitments under the Bank Facilities, with certain amendments requiring the consent of Lenders holding a greater percentage (or all) of the total loans and commitments under the Bank Facilities as are customary for facilities and transactions of this type and amendments prior to completion of the primary syndication of the Bank Facilities (as determined by UBSS) also requiring the consent of UBS.

Governing Law and Forum:
The laws of the State of New York. Each party to the Bank Documentation will waive the right to trial by jury and will consent to jurisdiction of the state and federal courts located in The City of New York.

Counsel to UBS, UBSS,
Bank of America, BAS,
the Administrative Agent, the Issuing
Bank and the Collateral Agent:	Cahill Gordon & Reindel llp.

ANNEX II
CONDITIONS TO CLOSING2

The commitment of the Lenders under the Commitment Letter with respect to each of the Facilities, the agreements of UBS, UBSS, Bank of America and BAS to perform the services described in the Commitment Letter, the consummation of the Transactions and the funding of the Facilities are subject to the conditions set forth in the Commitment Letter and satisfaction of each of the conditions precedent set forth below.

1.    UBS shall have reviewed, and be satisfied with, the final structure, terms and conditions and the documentation relating to the Acquisition, including the Acquisition Agreement (collectively, the “Acquisition Documents”) (it being understood that the drafts of September 2, 2005 are satisfactory to UBS), and each of the other Transactions. The Acquisition and the other Transactions shall be consummated concurrently with the initial funding of the Facilities in accordance with the Acquisition Documents and such other documentation without waiver or amendment thereof unless consented to by UBS.

2.    UBS shall have reviewed, and be satisfied with, the ownership, corporate, legal, tax, management and capital structure of Borrower and its subsidiaries (after giving effect to the Transactions) and any securities issued, and any indemnities, employment and other arrangements entered into, in connection with the Transactions.

3.    UBS shall have received, reviewed, and be satisfied with, (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and the Acquired Business for each of the last three fiscal years ending more than 90 days prior to the Closing Date (the “Audited Financial Statements”), (ii) unaudited consolidated and consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of each of Borrower and the Acquired Business for each fiscal quarter of the current fiscal year ending more than 45 days prior to the Closing Date and for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”) (with respect to which the independent auditors shall have performed an SAS 100 review), (iii) when available in the normal course of business, unaudited consolidated and consolidating balance sheets and related statements of income of each of Borrower and the Acquired Business for each fiscal month ending more than 15 days after the last fiscal quarter covered by the Unaudited Financial Statements and for the comparable periods of the preceding fiscal year, (iv) a pro forma consolidated and consolidating balance sheet and related statements of income and cash flows for Borrower (the “Pro Forma Financial Statements”), as well as pro forma levels of EBITDA (calculated in a manner acceptable to UBSS) (“Pro Forma EBITDA”), for the last fiscal year covered by the Audited Financial Statements and for the latest four-quarter and twelve-month period ending more than 45 days prior to the Closing Date, in each case after giving effect to the Transactions and (v) forecasts of the financial performance of Borrower and its subsidiaries (x) on an annual basis, throughout the life of the loan and (y) on a quarterly basis, through 2007 (it being understood that UBS is satisfied with its review to date). The financial statements referred to in clauses (i), (ii) and (iii) shall be prepared in accordance with accounting principles generally accepted in the United States. The Pro Forma Financial Statements and the Pro Forma EBITDA shall be consistent in all material respects with the sources and uses described in the Commitment Letter and the forecasts provided to the Lenders prior to the date of the Commitment Letter. The Pro Forma Financial Statements shall be prepared on a basis consistent with pro forma financial statements set forth in a registration statement filed with the Securities and Exchange Commission.

___________________
[2]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this Annex II is attached.

4.    Borrower and its subsidiaries and the transactions contemplated by the Commitment Letter shall be in compliance, in all material respects, with all applicable foreign and U.S. federal, state and local laws and regulations, including all applicable environmental laws and regulations. All necessary governmental and material third party approvals in connection with the Transactions shall have been obtained and shall be in effect.

5.    Sources and uses of funds and the assumptions relating thereto (including indebtedness or preferred equity of Borrower, the Acquired Business or any of their respective subsidiaries after giving effect to the Transactions) shall be as set forth in the Commitment Letter.

6.    Pro Forma EBITDA (calculated in a manner acceptable to UBSS) for the Borrower and the Acquired Business for the latest twelve-month period ending more than 15 days prior to the Closing Date shall not be less than $89.7 million (the “Trailing Twelve Months EBITDA Amount”).

7.    The Lenders shall have received all opinions, certificates and closing documentation as UBS shall reasonably request, in form and substance reasonably satisfactory to UBS.

8.    Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

9.    All reasonable costs, fees, expenses (including, without limitation, reasonable legal fees and expenses and reasonable the fees and expenses of appraisers, consultants and other advisors) and other compensation payable to the Lenders, UBSS, UBS, Bank of America, BAS, the Administrative Agent or the Collateral Agent shall have been paid to the extent due.

10.      All of the requirements referred to the Commitment Letter under “Syndication” shall have been satisfied, and the Closing Date shall not occur less than 21 days after the delivery to UBSS of the final confidential information memorandum referred to therein (but in any event not earlier than September 27, 2005).

11.      The Collateral Agent shall have a perfected, first priority lien on and security interest in all assets as required in the Term Sheet under the heading “Security.”